EXHIBIT 4.1
                                                             -----------

                     CERTIFICATE OF DESIGNATIONS OF
                       SERIES E-1 PREFERRED STOCK
                                   OF
                               CADIZ INC.

                     Pursuant to Section 151 of the
            General Corporation Law of the State of Delaware


     CADIZ INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that, pursuant to (i) the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation,
(ii) the provisions of Section 151 of said General Corporation Law, and
(iii) the resolutions unanimously adopted by the Board of Directors of the Corporation by action taken at a meeting on October 15, 2001, the Board of Directors duly adopted resolutions providing for authorization for issuance of 3,750 shares of the Corporation's Preferred Stock, par value $.01 per share, designated Series E-1 Preferred Stock, which resolutions are as follows:

          RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does authorize for issuance Three Thousand Seven Hundred Fifty (3,750) shares of Preferred Stock, par value $.01 per share, of the Corporation, to be designated "Series E-1 Preferred Stock" of the presently authorized shares of Preferred Stock. The voting powers, designations, preferences, and other rights of the Series E-1 Preferred Stock authorized hereunder and the qualifications, limitations and restrictions of such preferences and rights are as follows:

          1. RANKING. The Series E-1 Preferred Stock shall, with respect to the payment of dividends and upon liquidation, dissolution, or winding up, rank (1) senior and prior to the Corporation's Common Stock, $0.01 par value per share (the "Common Stock"), and all other capital stock issued by the Corporation and designated as junior to the Series E-1 Preferred Stock (collectively herein called the "Junior Securities"), and (2) on a parity with any other class or series of Preferred Stock of the Corporation (the "Parity Securities").

          2.   DIVIDENDS.

               (a) The holders of outstanding shares of Series E-1 Preferred Stock shall be entitled to receive cumulative dividends. Such dividends shall be payable at the option of the Corporation in the form of either (i) cash at an annual rate, commencing immediately following issuance, equal to seven percent (7%) of the Liquidation Preference (as defined in Section 3 hereof), or (ii) fully paid and nonassessable shares of Common Stock (valued, for purposes of this Section 2 only, at the average Fair Market Value (as defined in Section 5(g) below) of the Common Stock during the ten (10) consecutive trading day period ending one day prior to the applicable Dividend Payment Date, as defined below) at an annual rate, commencing immediately following issuance, equal to nine percent (9%) of the Liquidation Preference. If dividends are paid in Common Stock pursuant to clause (ii) above, the Corporation shall provide holders of the Series E-1 Preferred Stock with not less than five (5) days written notice prior to the applicable Dividend Payment Date. Such dividends shall be payable semi-annually on January 15 and July 15 of each year (each of such dates being a "Dividend Payment Date" and each period between such dates (or the date of issue, if earlier) being a "Dividend Period") commencing on January 15, 2002, to stockholders of record of Series E-1 Preferred Stock on the respective date, not exceeding 15 days preceding such Dividend Payment Date, as shall be fixed for this purpose by the Board or an authorized committee of the Board ("Authorized Board Committee") in advance of payment of each particular dividend. Dividends payable on the Series E-1 Preferred Stock for the initial Dividend Period and for any period less than a full period shall be computed on the basis of the actual number of days elapsed in a year of 365 days. All dividends paid in Common Stock pursuant to this subparagraph (a) shall be deemed issued on the applicable Dividend Payment Date and paid pro rata to the holders entitled thereto. All Common Stock which may be issued as a dividend with respect to the Series E-1 Preferred Stock will thereupon be duly authorized, validly issued, fully paid and nonassessable and free of all liens and charges.

               (b) Dividends on Series E-1 Preferred Stock shall be fully cumulative and shall accrue (whether or not accrued or declared) from the date of issuance. All dividends on the Series E-1 Preferred Stock shall be declared by the Board and paid by the Corporation to the fullest extent permitted by law. Accumulated unpaid dividends for any past Dividend Periods may be declared by the Board (or an Authorized Board Committee) and paid on any date fixed by the Board (or an Authorized Board Committee). The Corporation may deduct and withhold from dividends on Series E-1 Preferred Stock any amounts required to be deducted or withheld by the Corporation under applicable law. Except as provided above, no interest or sum of money in lieu of interest shall be payable in respect of any accumulated unpaid dividends.

               (c) In no event, so long as any shares of Series E-1 Preferred Stock are outstanding, shall any dividend whatsoever be paid or declared, nor shall any other distribution be made (either in cash or property) on or in respect of, nor shall any moneys or property be expended for the redemption, retirement, purchase or other acquisition of, outstanding shares of Junior Securities by the Corporation, nor shall any moneys or property be paid into or set apart, or made available for a sinking fund for the purchase or redemption of any shares of Junior Securities unless all dividends on all outstanding shares of Series E-1 Preferred Stock for all past Dividend Periods shall have been paid in full and the full dividends thereon for the then current Dividend Period shall have been declared and shares set apart sufficient for the payment thereof. The provisions of the preceding sentence shall not apply to a dividend payable in shares of stock ranking junior to shares of Series E-1 Preferred Stock both in respect of the payment of dividends and in respect of all payments upon liquidation, dissolution or winding up of the Corporation.

               (d) If, after dividends on all outstanding shares of Series E-1 Preferred Stock for all past Dividend Periods shall have been paid in full and the full dividends thereon for the then current Dividend Period shall have been declared and shares set apart sufficient for the payment thereof, in accordance with Section (c), the Board of Directors shall declare any dividend outside the ordinary course of business ("extraordinary dividend") out of funds legally available therefor, then such extraordinary dividend shall be declared pro rata on the Common Stock and the Series E-1 Preferred Stock treating the Series E-1 Preferred Stock as the greatest whole number of shares of Common Stock then issuable upon conversion of such Series E-1 Preferred Stock pursuant to Section 5.

          3. LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any Junior Securities, and subject to the rights of creditors, the holders of Series E-1 Preferred Stock shall be entitled to be paid out of the assets of the Corporation in an amount in cash equal to $1,000.00 for each share outstanding plus any accrued but unpaid dividends thereon (which amount is hereinafter referred to as the "Liquidation Preference"). If the assets of the Corporation are not sufficient to pay in full the Liquidation Preference as well as any liquidation preference to holders of Parity Securities, then the holders of the Series E-1 Preferred Stock and Parity Securities shall share ratably in such distribution of assets in accordance with the amount which would have been payable on such distribution if the amounts to which such holders were entitled were paid in full. Except as provided in this paragraph 3, holders of Series E-1 Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution, or winding up of the affairs of the Corporation. For purposes of this Section 3 only, a "liquidation" shall include:
     (i) a merger or consolidation involving the Corporation as a result of which the holders of the Corporation's equity securities do not continue to hold, associated with or in exchange for their equity securities in the Corporation, a majority of the outstanding voting securities of the surviving entity in such merger or consolidation;
     (ii) a transaction or series of related transactions as a result of which the holders of a majority of the Corporation's outstanding equity securities prior to such transactions do not continue to hold a majority of the Corporation's outstanding equity securities;
     (iii) a sale of all or substantially all of the assets of the Corporation; (iv) a merger or consolidation involving Sun World International Inc., a Delaware corporation and a wholly-owned subsidiary of the Corporation ("Sun World"), as a result of which the Corporation does not continue to hold, associated with or in exchange for its equity securities in Sun World, a majority of the outstanding voting securities of the surviving entity in such merger or consolidation; (v) a transaction or series of related transactions as a result of which the Corporation does not continue to hold a majority of Sun World's equity securities; and (vi) a sale of all or substantially all of the assets of Sun World.

          4. VOTING. In all meetings of shareholders, the holders of shares of Series E-1 Preferred Stock shall be entitled to that number of votes equal to the number of shares of Common Stock issuable upon conversion of their Series E-1 Preferred Stock at the time the shares are voted, and shall be entitled to vote with the Common Stock (except where a separate class vote is required by law or by terms of this instrument). So long as any shares of Series E-1 Preferred Stock remain outstanding, the Corporation shall not, without the approval of the holders of at least a majority of the outstanding shares of Series E-1 Preferred Stock, voting together as a single class, authorize any other stock having rights or preferences senior to or on a parity with the Series E-1 Preferred Stock.

          5. CONVERSION. Each share of Series E-1 Preferred Stock shall be convertible into shares of Common Stock both (i) at the option of the holder thereof at any time following issuance; and
     (ii) at the option of the Corporation provided that: (A) the Corporation converts all shares of Series E-1 Preferred Stock then outstanding and that (B) the closing bid price for the Corporation's Common Stock for any thirty consecutive trading day period ending not more than five (5) trading days prior to submission of notice of conversion has exceeded 140% of the Initial Conversion Price (as defined below) (the "Mandatory Conversion Minimum"). The number of shares of Common Stock issuable upon conversion of each share of Series E-1 Preferred Stock shall equal the Liquidation Preference for such share of Series E-1 Preferred Stock divided by the Conversion Price. The Conversion Price shall be equal to the lesser of: (i) $7.50 or (ii) the average closing bid price of the Company's Common Stock during the fifteen (15) trading days from and including October 22, 2001 through and including November 9, 2001, subject to adjustment as set forth in this Certificate of Designations. The Conversion Price obtained by the application of the formula in the preceding sentence, before any adjustments as set forth in this Certificate of Designations, is hereafter referred to as the "Initial Conversion Price." The following provisions shall apply after the Series E-1 Preferred Stock becomes convertible:

               (a) Any holder of shares of Series E-1 Preferred Stock electing to convert such shares into Common Stock shall surrender the certificate or certificates for such shares at the office of the Corporation (or at such other place as the Corporation may designate by notice to the holders of shares of Series E-1 Preferred Stock) during regular business hours, duly endorsed to the Corporation in blank, or accompanied by instruments of transfer to the Corporation in blank, in form reasonably satisfactory to the Corporation and shall give written notice to the Corporation at such office that such holder elects to convert such shares of Series E-1 Preferred Stock. Such written notice shall also instruct the Corporation where to deliver the certificate or certificates representing the Common Stock issuable upon such conversion. The Corporation shall, as soon as reasonably practicable after such deposit of certificates for shares of Series E-1 Preferred Stock, accompanied by the written notice above prescribed, issue to the holder for whose account such shares were surrendered, or to his nominee, a certificate or certificates representing the number of shares of Common Stock to which such holder is entitled upon such conversion, and shall deliver such certificate or certificates in accordance with the instructions of the holder. Conversion shall be deemed to have been made as of the date of surrender of certificates for the shares of Series E-1 Preferred Stock to be converted and the delivery of written notice as hereinabove provided; and the person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Common Stock on such date.

               (b) In the event of an election by the Corporation to convert Series E-1 Preferred Stock into shares into Common Stock, all, and not less than all, of the outstanding shares of Series E-1 Preferred Stock shall be converted automatically on the date of such election (the "Mandatory Conversion Date") without any further action by the holders of such shares and whether or not the certificates representing outstanding shares are surrendered to the Corporation or its transfer agent. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series E-1 Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall cause to be mailed to each holder of Series E-1 Preferred Stock, by overnight courier service or by first class mail, postage prepaid, mailed not more than ten (10) business days following the Mandatory Conversion Date, at such holder's address as the same appears on the records of the Corporation (the "Mandatory Conversion Notice"). Each such notice shall specify (i) the Mandatory Conversion Date, (ii) the number of shares to be converted, and (iii) the place or places where certificates for such shares are to be surrendered for conversion. Promptly following receipt of the Mandatory Conversion Notice, each holder of Series E-1 Preferred Stock shall surrender the certificate or certificates for such shares at the office of the Corporation (or at such other place as the Corporation may designate by notice to the holders of shares of Series E-1 Preferred Stock) during regular business hours, duly endorsed to the Corporation in blank, or accompanied by instruments of transfer to the Corporation in blank, in form reasonably satisfactory to the Corporation. Such written notice shall instruct the Corporation where to deliver the certificate or certificates representing the Common Stock issuable upon such conversion. The Corporation shall, as soon as reasonably practicable following the Mandatory Conversion Date and after such deposit of certificates for shares of Series E-1 Preferred Stock, accompanied by the written notice above prescribed, issue to the holder for whose account such shares were surrendered, or to his nominee, a certificate or certificates representing the number of shares of Common Stock to which such holder is entitled upon such conversion, and shall deliver such certificate or certificates in accordance with the instructions of the holder. Conversion shall be deemed to have been made as of the Mandatory Conversion Date irrespective of the date of surrender of certificates for the shares of Series E-1 Preferred Stock to be converted and the delivery of written notice as hereinabove provided; and the person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Common Stock effective as of the Mandatory Conversion Date. Following the Mandatory Conversion Date, all authorized shares of Series E-1 Preferred Stock shall resume the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors.

               (c) The Conversion Price shall be adjusted from time to time as follows:

                    (i)  In case the Corporation shall (A) pay a
     dividend or make a distribution on its shares of Common Stock in shares of Common Stock, (B) subdivide or reclassify its outstanding Common Stock in shares of Common Stock into a greater number of shares, or (C) combine or reclassify its outstanding Common Stock into a smaller number of shares or, (D) issue by capital reorganization or reclassification of its shares of Common Stock or otherwise (other than a subdivision or combination of its shares provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5) any shares of capital stock of the Corporation, then the conversion right and the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any shares of the Series E-1 Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of capital stock of the Corporation which such holder would have owned immediately following such action had such shares of the Series E-1 Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this subparagraph shall become effective retroactively immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subparagraph, the holder of any shares of the Series E-1 Preferred Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock of the Corporation, the Board of Directors shall determine in good faith the allocation of the adjusted Conversion Price between or among shares of such classes of capital stock, which allocation must be reasonably acceptable to the holders of a majority of the shares of the Series E-1 Preferred Stock.

                    (ii) In case the Corporation shall hereafter issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price (or having a conversion price per share) less than the Conversion Price on the record date mentioned below, then the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date mentioned below by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the record date mentioned below and the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at such Conversion Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date and the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are convertible). Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants; and to the extent that shares of Common Stock are not delivered (or securities convertible into Common Stock are not delivered) after the expiration of such rights or warrants the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered.

                    (iii) In case the Corporation shall issue shares of its Common Stock (excluding shares issued (A) in any of the transactions described in Subsection (i) above, (B) to the Corporation's employees, including, without limitation, pursuant to exercise or conversion of options or other equity securities, under a plan or plans adopted by the Corporation's Board of Directors and approved by its shareholders (if required), if such shares would otherwise be included in this Subsection (iii) (but only to the extent that the aggregate number of shares excluded by this clause (B) and issued after the date hereof shall not exceed in the aggregate 13% of the Company's Common Stock outstanding as of the date of this Certificate), (C) upon exercise of convertible securities outstanding as of the date of initial issuance of Series E-1
     Preferred Stock (including the Series E-1 Preferred Stock), or any convertible securities issued subsequent to the date hereof which are convertible into Common Stock at an exercise price equal or greater than the Conversion Price as of the date upon which the conversion or exercise price for such securities is fixed (notwithstanding any subsequent adjustment of such exercise price as may be provided under the terms of such convertible security),
     (D) upon the exercise of any convertible security as to which the Conversion Price has already been adjusted pursuant to Subsection
     (iv) below, and (E) to shareholders of any corporation which merges into the Corporation in proportion to their stock holdings of such corporation immediately prior to such merger, upon such merger, but only if no adjustment is required pursuant to any other specific subsection of this Section (c) (without regard to Subsection (vi) below) with respect to the transaction giving rise to such rights) for a consideration per share less than the Conversion Price, then on the date the Corporation fixes the offering price of such additional shares, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares and the number of shares of Common Stock which the aggregate consideration received
     (determined as provided in Subsection (v) below) for the issuance of such additional shares would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares.

                    Such adjustment shall be made successively whenever such an issuance is made.

                    (iv) In case the Corporation shall issue any securities convertible into or exchangeable for its Common Stock (excluding securities issued in transactions described in Subsection (ii) above) for a consideration per share of Common Stock initially deliverable upon conversion or exchange of such securities (determined as provided in Subsection (v) below) less than the Conversion Price in effect as of the date upon which the conversion or exercise price for such securities is fixed, then the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such securities and the number of shares of Common Stock which the aggregate consideration received (determined as provided in Subsection (v) below) for such securities would purchase at such Conversion Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance and the maximum number of shares of Common Stock of the Corporation deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate.

                    Such adjustment shall be made successively whenever such an issuance is made.

                    (v) For purposes of any computation respecting consideration received pursuant to Subsections (iii) and (iv) above, the following shall apply:

                         (A) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Corporation for any underwriting of the issue or otherwise in connection therewith:

                         (B) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Corporation (irrespective of the accounting treatment thereof) and reasonably acceptable to the holders of a majority Series E-1 Preferred Stock; and

                         (C) in the case of the issuance of securities convertible into or exchangeable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Corporation for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (A) and (B) of this Subsection (v)).

                    (vi) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one cent ($0.01) in such price; provided, however, that any adjustments which by reason of this Subsection
     (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this Section (c) shall be made to the nearest cent. Anything in this Section (c) to the contrary notwithstanding, the Corporation shall be entitled, but shall not be required, to reduce the Conversion Price, in addition to those changes required by this Section (c), as it, in its sole discretion, shall determine to be advisable in order that any dividend or distribution in shares of Common Stock, subdivision, reclassification or combination of Common Stock, issuance of warrants to purchase Common Stock or distribution or evidences of indebtedness or other assets (excluding cash dividends) referred to hereinabove in this Section (c) hereafter made by the Corporation to the holders of its Common Stock shall not result in any tax to such holders of its Common Stock or securities convertible into Common Stock.

                    (vii) In the event that at any time, as a result of an adjustment made pursuant to Subsection (i) above, the holder of Series E-1 Preferred Stock thereafter shall become entitled to receive any shares of the Corporation, other than Common Stock, thereafter the number of such other shares so receivable upon conversion of the holder's of Series E-1 Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Subsections (i) to (vi), inclusive above. The Corporation may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by Section (c), and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment absent manifest error or negligence.

                    (viii)  Whenever an adjustment in the Conversion
     Price is required, the Corporation shall forthwith place on file with its Secretary a statement signed by its Secretary or Treasurer or one of its Assistant Secretaries or Assistant Treasurers, stating the adjusted Conversion Price determined as provided herein. Such statement shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment. Such statement shall be made available at all reasonable times for inspection by any holder of shares of Series E-1 Preferred Stock. Promptly after the adjustment of the Conversion Price, the Corporation shall mail a notice and copy of such statement to each holder of shares of Series E-1 Preferred Stock.

                    (ix) In case of any reclassification, capital reorganization or other change of outstanding shares of Common
     Stock of the Corporation, or in case of any consolidation or merger of the Corporation with or into another entity (other than a merger with a subsidiary in which merger the Corporation is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the class issuable upon conversion of the Series E-1 Preferred Stock) or in case of any sale, lease, or conveyance to another entity of all or substantially all of the property and assets of the Corporation, the Corporation shall, as a condition precedent to such transaction, cause effective provisions to be made so that the holder of each share of Series E-1 Preferred Stock then outstanding shall have the right to convert such shares of Series E-1 Preferred Stock into the kind and amount of shares of stock or other securities and property receivable upon such reclassification, capital reorganization and other change, consolidation, merger, sale, lease or conveyance by a holder of the number of shares of Common Stock into which such shares of Series E-1 Preferred Stock might have been converted immediately prior to such reclassification, change, consolidation, merger, sale, lease or conveyance, subject to adjustments which shall be as nearly equivalent as may be reasonably practicable to the adjustments provided for hereunder. The Corporation shall not effect any such reorganization, consolidation, merger, sale or conveyance (i) unless prior to or simultaneously with the consummation thereof the survivor or successor corporation (if other than the Corporation) resulting from such reorganization, consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and sent to each holder of Series E-1 Preferred Stock, the obligation to deliver to such holder of Series E-1 Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder of Series E-1 Preferred Stock may be entitled to receive, and containing the express assumption by such successor corporation of the due and punctual performance and observance of every provision herein to be performed and observed by the Corporation and of all liabilities and obligations of the Corporation hereunder, and (ii) in which the Corporation, as opposed to another party to the reorganization, consolidation, merger, sale or conveyance, shall be required under any circumstances to make a cash payment at any time to the holders of the Series E-1 Preferred Stock. The provisions of this subparagraph shall similarly apply to successive reclassifications, capital reorganizations, and changes of Common Stock and to successive reorganizations, consolidations, mergers, sales, leases or conveyances.

               (d) Any shares of Series E-1 Preferred Stock which shall at any time have been converted shall resume the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors. The Corporation shall reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of the Series E-1 Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series E-1 Preferred Stock.

               (e) The Corporation shall pay any and all issue or transfer (but not income) taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of shares of Series E-1 Preferred Stock pursuant hereto.

               (f) Before taking any action that would result in the effective price of the shares of Common Stock issuable upon conversion of Series E-1 Preferred Stock being less than the then par value of the Common Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock.

               (g) The Corporation shall not be required to issue any fractional shares of Common Stock upon conversion of any Series E-1 Preferred Stock, but in lieu thereof the Corporation may pay a cash amount determined by multiplying the fraction of a share otherwise issuable by the Fair Market Value of one share of Common Stock on the date such conversion is deemed to have been made hereunder.
     The "Fair Market Value" of the Common Stock as of a particular date shall mean:

                    (i) If the Common Stock is listed or admitted to the unlisted trading privileges on any national or regional securities exchange on such date, then the average of the last reported sale prices on such exchange for the 30 consecutive business day period ending on the last business day prior to such date;

                    (ii) If the Common Stock is not listed or admitted to unlisted trading privileges as provided in subparagraph i) and sales prices therefor in the over-the-counter market are reported by the Nasdaq National Market System on such date, then the last reported sales price so reported on the last business day prior to such date;

                    (iii) If the Common Stock is not listed or admitted to unlisted trading privileges as provided in subparagraph i) and sales prices therefor are not reported by the Nasdaq National Market System as provided in subparagraph ii), and bid and asked prices therefor in the over-the-counter market are reported by Nasdaq
     (or, if not so reported, by the National Quotation Bureau Incorporated) on such date, then the average of the closing bid and asked prices on the last business day prior to such date; or

                    (iv) If the Common Stock is not listed or admitted to unlisted trading privileges as provided in subparagraph i) and sales prices or bid and asked prices therefor are not reported by Nasdaq (or the National Quotation Bureau Incorporated) as provided in subparagraphs ii) and iii) on such date, then the value as determined in good faith by the Board.

               (h) Whenever an adjustment in the Conversion Price is required pursuant to the terms of this Section 5, the Mandatory Conversion Minimum as in effect immediately prior to such action shall automatically and concurrently be adjusted in proportion to the adjustment in the Conversion Price.

          6. FRACTIONAL SHARES. The Series E-1 Preferred Stock may be issued as fractional shares in increments of 1/1,000 of a share (subject to adjustment on the same basis as the Conversion Price under Section 5(c)). Each fractional share of Series E-1 Preferred Stock shall be entitled to the same rights and powers on a pro rata basis as a whole share of Series E-1 Preferred Stock.

          7.   MANDATORY REDEMPTION.

               (a) The Corporation shall redeem on July 16, 2004, and not prior to said date (the "Redemption Date") all shares of Series E-1 Preferred Stock outstanding as of such date from any source of funds legally available therefor.

               (b) The price per share ("Redemption Price") for any redemption of Series E-1 Preferred Stock made pursuant to this
     Section 7 shall be an amount equal to the Liquidation Preference for the shares so redeemed. If insufficient funds are legally available as of the Redemption Date to redeem all the shares of Series E-1 Preferred Stock then due to be redeemed, but sufficient funds are legally available as of the Redemption Date to redeem a portion of the Preferred Stock then due to be redeemed, then the Corporation shall effect such redemption pro rata among all holders of Preferred Stock on an equal priority, pari passu basis, based on the Redemption Price of such shares.

               (c) On or before the Redemption Date, written notice (the "Redemption Notice") shall be mailed by overnight courier service or by first-class mail, postage prepaid, to each holder of record (at the close of business on the business day next preceding the date on which notice is given) of the Series E-1 Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder or given by the holder to the Corporation for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Corporation is then located, notifying such holder of the redemption to be effected, specifying the Redemption Date, the Redemption Price, the place at which payment may be obtained and the date on which such holder's conversion rights set forth in
     Section 5 as to such shares terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder's certificate or certificates representing the shares to be redeemed. Each holder of Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares of Preferred Stock, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled. If less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               (d) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of such shares as holders of Series E-1 Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Shares of Series E-1 Preferred Stock which are subject to redemption hereunder but which are not redeemable on the Redemption Date due to insufficient legally available funds shall continue to be entitled to dividends, liquidation, conversion and all other rights, preferences, privileges and restrictions of the Preferred Stock until such shares have been converted or redeemed.

               (e) All shares of Series E-1 Preferred Stock that are redeemed pursuant to this Section 7 shall resume the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors.

          8. NOTICES TO HOLDERS. So long as any shares of the Series E-1 Preferred Stock shall be outstanding, (i) if the Corporation shall pay any dividend or make any distribution upon the Common Stock or (ii) if the Corporation shall offer to the holders of Common Stock for subscription or purchase by them any share of or class of its capital stock or any other rights or (iii) if any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with or into another entity, sale, lease, or transfer of all or substantially all of the property and assets of the Corporation to another entity, or voluntary or involuntary dissolution, liquidation or winding up of the Corporation shall be effected, then in any such case, the Corporation shall cause to be mailed by certified mail to all holders of the Series E-1 Preferred Stock, at least fifteen days prior the record date specified in (x) or (y) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which
     (x) a record is to be taken for the purpose of such dividend, distribution or offer of rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, lease, transfer, sale dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Common Stock or other securities shall be entitled to receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, lease, transfer, sale, dissolution, liquidation or winding up.

          RESOLVED, FURTHER, that the appropriate officers of the Corporation are hereby authorized to execute and acknowledge the Certificate of Designations setting forth these resolutions and to cause such certificate to be filed and recorded, all in accordance with the requirements of Section 151 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, CADIZ INC., has caused this Certificate to be signed by Keith Brackpool, its Chief Executive Officer, and attested by Stanley E. Speer, its Secretary, this 22nd day of October 2001.

                              CADIZ INC.



                              By:  /s/ Keith Brackpool
                              ------------------------------
                              Keith Brackpool
                              Chief Executive Officer

ATTEST:



By:   /s/ Stanley E. Speer
-----------------------------
   Stanley E. Speer
   Secretary